UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2009

FGX INTERNATIONAL HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

BRITISH VIRGIN ISLANDS (State or Other Jurisdiction of Incorporation)	001-33760 (Commission File Number)	98-0475043 (I.R.S. Employer Identification No.)

500 George Washington Highway Smithfield, Rhode Island (Address of Principal Executive Offices)	02917 (Zip Code)

Registrant’s telephone number including area code:  (401) 231-3800

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On December 15, 2009, FGX International Holdings Limited (the “Company”), Essilor International (“Essilor”) and 1234 Acquisition Sub Inc., an indirect wholly-owned subsidiary of Essilor (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”).  Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Essilor.

Upon consummation of the Merger, each issued and outstanding ordinary share, no par value, of the Company (collectively, the “Shares”), other than those held by Essilor or Merger Sub, any wholly-owned subsidiary thereof, or by the Company in treasury, and other than those Shares with respect to which dissenters rights are properly exercised, will be converted into a right to receive $19.75 in cash, without interest (the “Merger Consideration”).  At the closing of the Merger, each outstanding and unexercised option to purchase Shares will become fully vested and converted into the right to receive the difference between the Merger Consideration and the exercise price per share of such option, and each outstanding restricted stock unit will be canceled in consideration for the receipt of the Merger Consideration for such restricted stock unit.

The Agreement has been unanimously approved by the Company’s and Essilor’s respective boards of directors.  The completion of the Merger is subject to certain closing conditions, including (i) adoption of the Agreement by the Company’s shareholders, (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any corresponding laws of other jurisdictions applicable to the Merger, (iii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and Essilor, respectively, and compliance by the Company and Essilor with their respective obligations under the Agreement, (iv) the absence of a material adverse effect on the Company following the date of the Agreement and (v) no more than 12.0% (inclusive of any 10.0% or greater shareholder) or 7.0% (exclusive of any 10.0% or greater shareholder) of the outstanding Shares exercising dissenters rights.

The Company, Essilor and Merger Sub have made representations and warranties in the Agreement.  The Company and its subsidiaries have also agreed to various covenants in the Agreement, including, among other things, (i) to operate their businesses in all material respects in the ordinary course consistent with past practice during the period between the execution of the Agreement and the closing of the Merger, and (ii) not to solicit alternative transactions or proposals or, subject to certain exceptions, participate in any discussions or negotiations, or provide non-public information in connection with, alternative transactions or proposals during the period between execution of the Agreement and the closing of the Merger.

The Agreement contains specified termination rights for the parties.  The Company has the right to terminate the Agreement if it enters into a definitive agreement in respect of a Company Alternative Proposal (as defined in the Agreement) that constitutes a Company Superior Proposal (as defined in the Agreement), so long as the Company complies with certain notice and other requirements set forth in the Agreement.  In such event, the Company would be required to pay

Essilor a termination fee equal to $18,330,425 (the “Termination Fee”).  The Company would also be required to pay Essilor the Termination Fee if Essilor terminates the Agreement because (i) the board of directors of the Company (a) withdraws or modifies its approval of the Merger, (b) determines that a Company Alternative Proposal constitutes a Company Superior Proposal, (c) notifies Essilor of the Company’s intention to terminate the Agreement to accept a Company Superior Proposal, (d) fails to publicly affirm its recommendation that shareholders vote in favor of the Merger or recommend against any Company Alternative Proposal within ten business days of Essilor’s request to do so, or (e) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; or (ii) the Company has materially breached the no solicitation provisions of the Agreement so as to result in material harm to Essilor or deprive Essilor of a material benefit of such provisions.  Finally, if (a) prior to the termination of the Agreement, a Company Alternative Proposal made after the date of the Agreement is proposed and not withdrawn prior to the special meeting of the Company’s shareholders or, if withdrawn, is resubmitted within three months of the date of such meeting; (b) (i) the closing of the Merger has not occurred by September 30, 2010 (subject to Essilor’s right to extend such date to December 31, 2010) and the Agreement is then terminated by the Company or Essilor, (ii) the Agreement is terminated by either the Company or Essilor because the Company’s shareholders do not approve the Merger, or (iii) the Agreement is terminated by Essilor due to the Company’s material breach of the Agreement that would result in a failure of the conditions to the Agreement to be satisfied; and (c) prior to the first anniversary of the Agreement being terminated, the Company enters into any definitive agreement providing for a Qualifying Transaction (as defined in the Agreement), then the Company would be required to pay Essilor the Termination Fee.

Separately, if Essilor terminates the Agreement due to the Company’s material breach of the Agreement that would result in a failure of the conditions to the Agreement to be satisfied (other than for a breach of a representation or warranty occurring after the date of the Agreement based on facts, events or circumstances occurring after the date of the Agreement), then the Company would be required to pay Essilor’s expenses up to $2.0 million (subject to an increase to up to $5.0 million in the event that Essilor receives a “second request” pursuant to the HSR Act).

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the Merger, Essilor entered into support agreements with (i) affiliates of Berggruen Holdings Ltd., which owns approximately 32% of the outstanding Shares, and (ii) key members of the Company’s senior management team (the “Support Agreements”).  The Support Agreements provided that the parties thereto will, among other things, vote their Shares in favor of the Merger at the special meeting of the Company’s shareholders.  The Support Agreements will terminate if the Agreement is terminated.

The Agreement contains representations and warranties by each of the parties to the Agreement.  These representations and warranties were made solely for the benefit of the other parties to the Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Agreement by disclosures that were made to the other party in connection with the negotiation of the Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s entering into the Merger Agreement, each of Alec Taylor, John H. Flynn, Jr., Anthony Di Paola and Jeffrey J. Giguere executed amendments to their employment agreements with the Company.  These amendments are effective as of December 15, 2009, but will be of no force and effect if the Agreement is terminated prior to the closing of the Merger.  Among other things, each of these amendments provides for a retention payment calculated as the amount of cash severance to which the executive would be entitled if the Company were to terminate the executive’s employment without Cause (as defined in the executive’s employment agreement) immediately following the closing of the Merger.  Each of Messrs. Taylor and Flynn will be entitled to receive the retention payment on the second anniversary of the closing of the Merger or, if earlier, upon termination of the executive’s employment with the Company because of the executive’s death or disability, or if the executive is terminated either by the Company without Cause or by the executive with Good Reason (as defined in the executive’s employment agreement).  Messrs. Di Paola and Giguere will be paid the retention payment on substantially similar terms, except that 30% of the total retention payment will be paid on the first anniversary of the closing of the Merger and the remaining 70% of the retention payment will be paid on the second anniversary of the closing of the Merger.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

2.1	Agreement and Plan of Merger, among Essilor International, 1234 Acquisition Sub Inc. and FGX International Holdings Limited, dated as of December 15, 2009.
10.1	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc., Alec Taylor and FGX International Holdings Limited, dated as of December 15, 2009.
10.2	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and John H. Flynn, Jr., dated as of December 15, 2009.
10.3	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and Anthony Di Paola, dated as of December 15, 2009.
10.4	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and Jeffrey J. Giguere, dated as of December 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FGX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Anthony Di Paola
Name:	Anthony Di Paola
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Dated:  December 18, 2009

Exhibit Index

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, among Essilor International, 1234 Acquisition Sub Inc. and FGX International Holdings Limited, dated as of December 15, 2009.
10.1	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc., Alec Taylor and FGX International Holdings Limited, dated as of December 15, 2009.
10.2	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and John H. Flynn, Jr., dated as of December 15, 2009.
10.3	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and Anthony Di Paola, dated as of December 15, 2009.
10.4	Amendment No. 3 to the Amended and Restated Employment Agreement by and among FGX International Inc. and Jeffrey J. Giguere, dated as of December 15, 2009.